FINANCIAL PRODUCTS

Pricing Supplement No. K2069

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-B dated June 18, 2020,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 June 13, 2022

$2,000,000

Autocallable Absolute Return Buffered Securities due June 13, 2024

Linked to the Performance of the Lowest Performing of the S&P 500® Index and the Nasdaq-100 Index®

•	Investors will not receive any interest or dividend payments and may lose a significant portion of their principal at maturity.
•	If an Autocall Event occurs on the Autocall Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium, as set forth below, and no further payments will be made on the securities.
•	If the securities have not been automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 plus a return based on the leveraged upside performance of such Lowest Performing Underlying.
•	If the securities have not been automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, investors will receive the principal amount of their investment multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
•	If the securities have not been automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, investors will lose 1% of their principal for each 1% decline of such Underlying from its Initial Level to its Final Level beyond its Buffer Level. You could lose up to $850 per $1,000 principal amount.
•	Senior unsecured obligations of Credit Suisse maturing June 13, 2024. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Investors should be willing to (i) forgo dividends and (ii) lose a significant amount of their investment if the Final Level of the Lowest Performing Underlying is less than its Buffer Level.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities was determined on June 13, 2022 (the “Trade Date”), and the securities are expected to settle on June 15, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LOWEST PERFORMING UNDERLYING FROM ITS INITIAL LEVEL TO ITS FINAL LEVEL, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SELECTED RISK CONSIDERATIONS” BEGINNING ON PAGE 9 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 85% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000	$17.50	$982.50
Total	$2,000,000	$35,000	$1,965,000

(1) UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $17.50 per $1,000 principal amount of securities. For more information, see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $976.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS Financial Services Inc.

June 13, 2022

Key Terms

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Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlyings

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Buffer Level and Autocall Level:

Underlying	Ticker	Initial Level	Buffer Level	Autocall Level
S&P 500® Index	SPX <Index>	4017.82	3415.147 (85% of Initial Level)	4017.82 (100% of Initial Level)
Nasdaq-100 Index®	NDX <Index>	12269.78	10429.313 (85% of Initial Level)	12269.78 (100% of Initial Level)

Redemption Amount

At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor will equal the product of (i) the Upside Participation Rate multiplied by (ii) the Underlying Return of the Lowest Performing Underlying.

•	If the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the Security Performance Factor will equal the absolute value of the Underlying Return of the Lowest Performing Underlying.

If the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the maximum Redemption Amount is $1,150 per $1,000 principal amount.

•	If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Security Performance Factor will equal the sum of (i) the Underlying Return of the Lowest Performing Underlying plus (ii) the Buffer Amount.

If the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Security Performance Factor will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount.

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level – Initial Level

Initial Level

The Underlying Return for any Underlying will be negative if its Final Level is less than its Initial Level.

Automatic Redemption

If an Autocall Event occurs on the Autocall Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic

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Redemption Premium. Payment will be made in respect of such redemption on the Automatic Redemption Date, and no further payments will be made on the securities.

The Autocall Observation Date, Automatic Redemption Date and Automatic Redemption Premium are set forth in the table below. The Autocall Observation Date and Automatic Redemption Date are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Autocall Observation Date	Automatic Redemption Date	Automatic Redemption Premium (per $1,000 principal amount of securities)
June 16, 2023	June 22, 2023	$118.50

Autocall Event

An Autocall Event will occur if, on the Autocall Observation Date, the closing level of each Underlying is equal to or greater than its Autocall Level.

Upside Participation Rate

150%

Buffer Amount

15%

Initial Level

For each Underlying, the closing level of such Underlying on the Strike Date, as set forth in the table above.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Strikea Date	June 9, 2022
Trade Date	June 13, 2022
Settlement Date	Expected to be June 15, 2022
Valuation Date	June 10, 2024	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	June 13, 2024	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

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Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553Q5N3

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Additional Terms Specific to the Securities

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You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•    Product Supplement No. I-B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Hypothetical Payments upon Automatic Redemption and Redemption Amounts at Maturity

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The table and examples below make the following assumptions and illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The actual Autocall Levels, Automatic Redemption Premium, Buffer Levels, Buffer Amount and Upside Participation Rate are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of each Underlying is equal to or greater than its Autocall Level on the Autocall Observation Date, (b) the Final Level of each Underlying and (c) whether and by how much the Final Level of the Lowest Performing Underlying is less than its Buffer Level. It is not possible to predict whether an Autocall Event will occur, and in the event that the securities are not automatically redeemed, whether and by how much the level of the Lowest Performing Underlying will have decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Autocall Level	For each Underlying, 100% of its Initial Level
Automatic Redemption Premium	As set forth in “Key Terms” herein
Buffer Level	For each Underlying, 85% of its Initial Level
Buffer Amount	15%
Upside Participation Rate	150%

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TABLE: The securities are not automatically redeemed.

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	150%	$2,500
90%	135%	$2,350
80%	120%	$2,200
70%	105%	$2,050
60%	90%	$1,900
50%	75%	$1,750
40%	60%	$1,600
30%	45%	$1,450
20%	30%	$1,300
10%	15%	$1,150
0%	0%	$1,000
-5%	5%	$1,050
-10%	10%	$1,100
-15%	15%	$1,150
-16%	-1%	$990
-20%	-5%	$950
-30%	-15%	$850
-40%	-25%	$750
-50%	-35%	$650
-60%	-45%	$550
-70%	-55%	$450
-80%	-65%	$350
-90%	-75%	$250
-100%	-85%	$150

Examples

The following examples illustrate how the payment upon Automatic Redemption or Redemption Amount, as applicable, is calculated.

1.	The closing level of each Underlying on the Autocall Observation Date is equal to or greater than its Autocall Level.

Underlying	Closing level on the Autocall Observation Date	Final Level
Underlying A	110% of Initial Level	N/A
Underlying B	125% of Initial Level	N/A

Because the closing level of each Underlying is equal to or greater than its Autocall Level on the Autocall Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium:

= $1,000 + $118.50 = $1,118.50

No further payments will be made on the securities.

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2.	The securities are not automatically redeemed and the Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Closing level on the Autocall Observation Date	Final Level
Underlying A	Less than Autocall Level	170% of Initial Level
Underlying B	Greater than Autocall Level	180% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Upside Participation Rate × Underlying Return of the Lowest Performing Underlying
= 150% × 70%
= 105%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 2.05
= $2,050

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor is equal to the Underlying Return of the Lowest Performing Underlying multiplied by the Upside Participation Rate.

3.	The securities are not automatically redeemed and the Lowest Performing Underlying decreases by 10% from its Initial Level to its Final Level.

Underlying	Closing level on the Autocall Observation Date	Final Level
Underlying A	Less than Autocall Level	90% of Initial Level
Underlying B	Greater than Autocall Level	100% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= │Underlying Return of the Lowest Performing Underlying│ = │-10%│ = 10%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.10
= $1,100

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the Security Performance Factor is equal to the absolute value of the Underlying Return of the Lowest Performing Underlying.

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4.	The securities are not automatically redeemed and the Lowest Performing Underlying decreases by 40% from its Initial Level to its Final Level.

Underlying	Closing level on the Autocall Observation Date	Final Level
Underlying A	Less than Autocall Level	60% of Initial Level
Underlying B	Greater than Autocall Level	105% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Underlying Return of the Lowest Performing Underlying + Buffer Amount
= −40% + 15%
= −25%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0. 75
= $750

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to any depreciation in the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level.

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Selected Risk Considerations

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An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS

If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will lose 1% of your principal for each 1% decline of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. You could lose up to $850 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE

The securities will be automatically redeemed before maturity if the closing level of each Underlying on the Autocall Observation Date is equal to or greater than its Autocall Level. If the securities are automatically redeemed, you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium and no further payments will be made on the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs.

YOUR RETURN ON THE SECURITIES IS LIMITED IF THE SECURITIES ARE AUTOMATICALLY CALLED

If the securities are automatically called, your potential gain on the securities will be limited to the Automatic Redemption Premium, regardless of any appreciation of any Underlying, which may be significant. In addition, because the closing levels of the Underlyings at various times during the term of the securities could be higher than on the Autocall Observation Date, you may receive a lower payment if the securities are automatically called than you would have if you had hypothetically invested directly in the Underlyings. Furthermore, if the securities are automatically called, you will not benefit from the Upside Participation Rate that applies to the payment at maturity if the Underlying Return of the Lowest Performing Underlying is greater than zero. Because the Upside Participation Rate does not apply to the payment upon an Automatic Call, the payment upon an Automatic Redemption may be significantly less than the payment at maturity for the same level of appreciation in the Lowest Performing Underlying.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Lowest Performing Underlying.

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Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE ABSOLUTE RETURN FEATURE IS CONTINGENT, AND YOU WILL HAVE FULL DOWNSIDE EXPOSURE TO THE LOWEST PERFORMING UNDERLYING BEYOND THE BUFFER AMOUNT IF THE FINAL LEVEL OF ANY UNDERLYING IS LESS THAN ITS BUFFER LEVEL

If the Final Underlying Level of any Underlying is below its Buffer Level, the contingent absolute return feature of the securities will not apply and you will lose 1% of the principal amount of the securities for every 1% by which the Final Level of the Lowest Performing Underlying is less than its Initial Level beyond the Buffer Amount. The securities will have full downside exposure to the decline of the Lowest Performing Underlying beyond the Buffer Amount if the Final Level of any Underlying is below its Buffer Level. As a result, you may lose up to 85% of your investment in the securities. Further, the contingent absolute return feature of the securities applies only if you hold the securities to maturity. If you are able to sell the securities prior to maturity, you may have to sell them for a loss even if an Underlying has not declined below its Buffer Level.

IF THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING IS LESS THAN ITS INITIAL LEVEL BUT EQUAL TO OR GREATER THAN ITS BUFFER LEVEL, THE REDEMPTION AMOUNT WILL BE SUBJECT TO AN EMBEDDED CAP

If the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the Redemption Amount payable at maturity will equal the principal amount of the securities you hold multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying. In this scenario, the maximum possible Redemption Amount of the securities is $1,150 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

THE STATED PAYOUT FROM THE ISSUER APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY

The value of the securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your securities prior to maturity in the secondary market, your return may be less than the Underlying Return of the Lowest Performing Underlying and you may receive less than your initial investment amount even if the level of the Lowest Performing Underlying is greater than its Buffer Level at that time. The stated payout on the securities, including the application of the Upside Participation Rate, the absolute return feature of the securities or the Buffer Amount, applies only if you hold the securities to maturity.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that (i) the closing level of such Underlying could be less than its Autocall Level on the Autocall Observation Date or (ii) the Final Level of such Underlying could be less than its Buffer Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Automatic Redemption Premium than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Autocall Levels or Buffer Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Automatic Redemption Premium may indicate an increased risk of loss. Further, relatively lower Autocall Levels or Buffer Levels may not necessarily indicate that you will receive an Automatic Redemption Premium on the Autocall Observation Date, or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS

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were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Buffer Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

FOREIGN COMPANY RISK

Some of the assets included in the Nasdaq-100 Index® are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index®, and therefore the performance of the Nasdaq-100 Index® and the value of the securities.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on a purchase of the equity securities that comprise the Underlyings.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

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Risks Relating to the Issuer

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade in instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Underlyings, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlyings;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the equity securities included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay

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this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

_____________

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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Historical Information

_____________

The following graphs set forth the historical performance of the Underlyings based on the closing level of each Underlying from January 3, 2017 through June 9, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

The closing level of the S&P 500® Index on June 9, 2022 was 4017.82.

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The closing level of the Nasdaq-100 Index® on June 9, 2022 was 12269.78.

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Correlation of the Underlyings

_____________

The following graph sets forth the historical performances of the S&P 500® Index and the Nasdaq-100 Index® from January 3, 2017 through June 9, 2022, based on the daily closing levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 3, 2017 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 3, 2017 and multiplying by 100.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the Underlyings during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your principal amount.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Buffer Level on the Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Buffer Level on the Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Automatic Redemption Premium and Upside Participation Rate for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Automatic Redemption Premium and Upside Participation Rate than would be payable on securities that have a higher degree of correlation.

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United States Federal Tax Considerations

_____________

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend

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on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

_____________

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $17.50 per $1,000 principal amount of securities. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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Validity of the Securities

_____________

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March 8, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 8, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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